Exhibit 2

MAJORITY STOCKHOLDER VOTING AGREEMENT

THIS MAJORITY STOCKHOLDER VOTING AGREEMENT (this “Agreement”) is made and entered into as of March 25, 2004, among InfoSpace, Inc., a Delaware corporation (“Buyer”), the undersigned stockholder (the “Stockholder”) of Switchboard Incorporated, a Delaware corporation (“Company”) and Company.

RECITALS

A. The Company, Transitory Subsidiary (as defined below) and Buyer have entered into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), which provides for the merger (the “Merger”) of Big Book Acquisition Corp., a wholly-owned subsidiary of Buyer (“Transitory Subsidiary”), with and into the Company. Pursuant to the Merger, all outstanding shares of common stock of the Company (with limited exceptions) shall be converted into the right to receive the Merger Consideration (as defined in the Merger Agreement), as set forth in the Merger Agreement;

B. Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of shares of the outstanding common stock of the Company and shares subject to outstanding options as is indicated on the signature page of this Agreement;

C. As an inducement to Buyer to enter into the Merger Agreement, certain stockholders of Stockholder have entered into voting agreements with Buyer, pursuant to which such stockholders have agreed to vote their shares of Stockholder Common Stock (as defined below) in favor of approval of the disposition of the shares of Stockholder Common Stock held by Stockholder in the Merger, in the form attached as Exhibit A hereto;

D. In consideration of the execution of the Merger Agreement by Buyer, Stockholder (in his or her capacity as such) agrees to vote the Shares (as defined below) and other such shares of capital stock of the Company over which Stockholder has voting power so as to facilitate consummation of the Merger.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1. Certain Definitions. Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

(a) “Expiration Date” shall mean the earliest to occur of (i) such date and time as the Merger Agreement shall have been terminated pursuant to Article VIII thereof and (ii) the Effective Time.

(b) “Person” shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

(c) “Shares” shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) beneficially owned by Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires beneficial ownership during the period from the date of this Agreement through the Expiration Date.

(d) “Stockholder Common Stock” shall mean the common stock, par value $.01 per share, of Stockholder.

(e) Transfer. A Person shall be deemed to have effected a “Transfer” of a security if such person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security; or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

2. Transfer of Shares.

(a) Transferee of Shares to be Bound by this Agreement. Stockholder agrees that, during the period from the date of this Agreement through the Expiration Date, Stockholder shall not cause or permit any Transfer of any of the Shares to be effected unless each Person to which any of such Shares, or any interest in any of such Shares, is or may be transferred shall have: (a) executed a counterpart of this Agreement and a proxy in the form attached hereto as Annex A (with such modifications as Buyer may reasonably request); and (b) agreed in writing to hold such Shares (or interest in such Shares) subject to all of the terms and provisions of this Agreement.

(b) Transfer of Voting Rights. Stockholder agrees that, during the period from the date of this Agreement through the Expiration Date, Stockholder shall not deposit (or permit the deposit of) any Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Stockholder under this Agreement with respect to any of the Shares.

3. Agreement to Vote Shares. At every meeting of the stockholders of the Company called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company, Stockholder (in his or her capacity as such) shall vote, to the extent not voted by the Person(s) appointed under the Proxy (as defined below), the Shares or cause the Shares to be voted:

(a) in favor of adoption of the Merger Agreement, approval of the Merger and any action in furtherance thereof;

(b) against approval of any proposal made in opposition to, or in competition with, consummation of the Merger and the transactions contemplated by the Merger Agreement; and

(c) against any of the following actions to the extent such actions are prohibited by the Merger Agreement: (i) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company with any party, (ii) any sale, lease or transfer of any significant part of the assets of the Company, (iii) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company, (iv) any material change in the capitalization of the Company or the Company’s corporate structure, or (v) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict Stockholder from acting in Stockholder’s capacity as a director or officer of the Company (it being understood that this Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of Company) or voting in Stockholder’s sole discretion on any matter other than those matters referred to in subsections (a), (b) and (c) above.

4. Irrevocable Proxy. Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Buyer a proxy in the form attached hereto as Annex A (the “Proxy”), which shall be irrevocable to the fullest extent permissible by law, with respect to the Shares.

5. Representations and Warranties of the Stockholder. Stockholder (i) is the record and beneficial owner of the shares of Company Common Stock and the options to purchase shares of Company Common Stock indicated on the signature page of this Agreement, which are free and clear of any liens, adverse claims, charges, voting restrictions, rights of first refusal or other encumbrances (except any such encumbrances arising under securities laws); (ii) as of the date hereof, does not beneficially own any securities of the Company other than the shares of Company Common Stock and options to purchase shares of Company Common Stock indicated on the signature page of this Agreement; (iii) has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy; and (iv) has taken, and caused the Company to take, all action necessary to exempt (or continue the exemption of) the Merger, the transactions contemplated by the Merger Agreement and the disposition of Stockholder’s Shares in the Merger from any state takeover or similar law (including Section 203 of the Delaware General Corporation Law and Chapters 110D and 110F of the Massachusetts General Laws) that might otherwise apply to the Merger, the transactions contemplated by the Merger Agreement or the disposition of Stockholder’s Shares in the Merger. Stockholder agrees that, until the Expiration Date, Stockholder shall not, directly or indirectly, take any action that would make any representation or warranty contained in this paragraph 5 untrue or incorrect in any material respect or have the effect of preventing or disabling Stockholder from performance of its obligations hereunder, except as expressly permitted by this Agreement.

6. Additional Documents. Stockholder (in his or her capacity as such) and Buyer hereby covenant and agree to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Buyer, to carry out the intent of this Agreement.

7. No Solicitation.

(a) No Solicitation or Negotiation. Stockholder covenants and agrees that, prior to the Expiration Date, Stockholder shall not, nor shall it authorize or permit, as applicable, any of its subsidiaries or its or their directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) to directly or indirectly:

(i) solicit, initiate, encourage or facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Company Acquisition Proposal or Stockholder Acquisition Proposal (each as defined below), including without limitation amending or granting any waiver or release under any standstill or similar agreement with respect to any Company Common Stock or Stockholder Common Stock; or

(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information with respect to, assist or participate in any effort or attempt by any person with respect to, or otherwise cooperate in any way with, any Company Acquisition Proposal or Stockholder Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to any Company Acquisition Proposal or Stockholder Acquisition Proposal.

Notwithstanding the foregoing and subsection (e) below:

(i) to the extent any Representative of Stockholder is a director of the Company, Stockholder may permit such Representative to take such actions in his or her capacity as director of the Company as are expressly permitted to be taken by the Board of Directors of the Company with respect to a Company Acquisition Proposal pursuant to (A) Section 6.1(a) of the Merger Agreement in connection with a bona fide, unsolicited Company Acquisition Proposal made or received after the date of this Agreement, (B) Section 6.1(b) of the Merger Agreement and (C) Section 6.1(d) of the Merger Agreement, in each case subject to the conditions and limitations set forth in the Merger Agreement and in the case of (A) and (B), as long as such actions do not follow a breach by such Representative of this Section 7 or a breach by the Company of Section 6.1 of the Merger Agreement.

(ii) to the extent any Representative of Stockholder is a director of the Stockholder, Stockholder may permit such Representative to take such actions in his or her capacity as director of Stockholder as are expressly permitted to be taken by the Board of Directors of Stockholder with respect to a Stockholder Acquisition Proposal pursuant to (A) Section 7(a)(iv) of this Agreement in connection with a bona fide, unsolicited Stockholder Acquisition Proposal made or received after the date of this Agreement, (B) Section 7(b) of this Agreement and (C) Section 7(d) of this Agreement, in each case subject to the conditions and limitations set forth in this Agreement and in the case of (A) and (B), as long as such actions do not follow a breach by such Representative or Stockholder of this Section 7.

(iii) Stockholder may (x) furnish information with respect to the Company to a person making a Company Acquisition Proposal and its Representatives pursuant to a customary confidentiality agreement with terms no less favorable to Stockholder than the Confidentiality Agreement (as defined in the Merger Agreement) is favorable to the Company and (y) participate in discussions or negotiations with such person and its Representatives regarding any Company Acquisition Proposal, in each case only to the same extent as the Company is taking such actions in compliance with Section 6.1(a) of the Merger Agreement in connection with such Company Acquisition Proposal.

(iv) prior to the receipt of the Requisite Stockholder Approval at the Stockholder Meeting (each as defined below), Stockholder may, to the extent required by the fiduciary obligations of the Stockholder Board or any special committee thereof, as determined in good faith by the Stockholder Board or any such special committee, after consultation with its outside counsel, in response to a bona fide, unsolicited Stockholder Acquisition Proposal made or received after the date of this Agreement (including, without limitation, a Stockholder Acquisition Proposal received from a person with whom Stockholder had discussions or to whom Stockholder furnished information prior to the date hereof) that the Stockholder Board or any special committee determines in good faith after consultation with its outside counsel and its financial advisor is a Stockholder Superior Proposal (as defined below), in each case that did not follow a breach by Stockholder of this Section 7, and subject to compliance with Section 7(c), (x) furnish information with respect to Stockholder to the person making such Stockholder Acquisition Proposal and its Representatives pursuant to a customary confidentiality agreement with terms no less favorable to Stockholder than the Confidentiality Agreement (as defined in the Merger Agreement) is favorable to the Company and (y) participate in discussions or negotiations (including solicitation of a revised Stockholder Acquisition Proposal) with such person and its Representatives regarding any Stockholder Acquisition Proposal. The foregoing shall not prohibit the Stockholder from taking the actions set forth in clauses (x) and (y) of the immediately preceding sentence with respect to a Company Acquisition Proposal with respect to which the Company’s Board of Directors (or special committee thereof) has made the determination specified in the last paragraph of Section 6.1(a) of the Merger Agreement in accordance with the terms thereof for so long as such determination remains in effect, to the extent that such actions are permitted to be taken by the by the Board of Directors of the Company with respect to such Company Acquisition Proposal pursuant to Section 6.1(a) of the Merger Agreement in connection with a bona fide, unsolicited Company Acquisition Proposal made or received after the date of this Agreement, subject to the conditions and limitations set forth in the Merger Agreement and as long as such actions do not follow a breach by the Stockholder of this Section 7 or a breach by the Company of Section 6.1 of the Merger Agreement. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section

7(a) by any Representative of Stockholder or any subsidiary of it, whether or not such person is purporting to act on behalf of Stockholder or otherwise, shall be deemed to be a breach of this Section 7(a) by Stockholder.

(b) No Change in Recommendation or Alternative Acquisition Agreement. Neither the Stockholder Board nor any committee thereof shall:

(i) except as set forth in this Section 7, withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Buyer, the approval or recommendation by the Stockholder Board or any such committee of the Merger Agreement, the Merger or the Stockholder Voting Proposal;

(ii) cause or permit Stockholder to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) constituting or relating to any Company Acquisition Proposal or Stockholder Acquisition Proposal (other than a confidentiality agreement referred to in Section 7(a) entered into in the circumstances referred to in Section 7(a)); or

(iii) adopt, approve or recommend, or propose to adopt, approve or recommend, any Company Acquisition Proposal or Stockholder Acquisition Proposal.

Notwithstanding the foregoing, the Stockholder Board or any special committee thereof may in response to a Stockholder Superior Proposal that did not follow a breach by Stockholder of this Section 7, to the extent the Stockholder Board or any special committee thereof, respectively, determines in good faith, after consultation with its outside counsel, that its fiduciary obligations require it to do so, take any of the actions referred to in clauses (i) or (iii) of the first sentence of this Section 7(b) with respect to such Stockholder Superior Proposal; provided in the case of the actions referred to in clause (iii) that (x) Stockholder has, at least three business days prior to taking any action referred to in clause (iii), notified the Buyer in writing that it has received a Stockholder Superior Proposal and intends to approve, adopt or recommend, or propose to adopt, approve or recommend, such Stockholder Superior Proposal (such notice to include a copy of such definitive acquisition agreement) and (ii) the Buyer shall not have made, within three business days of receipt of such notice, a binding written offer that causes the Stockholder Board (or any special committee thereof) to no longer be able to determine in good faith, after consultation with its financial advisor and its legal counsel, that such Stockholder Superior Proposal remains a Stockholder Superior Proposal.

(c) Notice to the Buyer; Additional Negotiations. Stockholder shall immediately notify the Buyer orally, with written confirmation to follow promptly (and in any event within 48 hours), of any Company Acquisition Proposal or Stockholder Acquisition Proposal or any request for nonpublic information in connection with, or that would reasonably be expected to lead to, any Company Acquisition Proposal or Stockholder Acquisition Proposal and of any material modifications to any Company Acquisition Proposal or Stockholder Acquisition Proposal received by Stockholder, such notice to include all written materials delivered to Stockholder by the person making such inquiry, Company Acquisition Proposal or Stockholder Acquisition Proposal and in any case the identity of such person and a description of the terms of such Company Acquisition Proposal or Stockholder Acquisition Proposal, as the case may be.

(d) Certain Permitted Disclosure. Nothing contained in this Section 7 or in Section 11 shall be deemed to prohibit Stockholder from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that, except as set forth in Section 7(b), in no event shall the Stockholder Board or any special committee thereof (i) withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger Agreement, the Merger or the Stockholder Voting Proposal, or (ii) adopt, approve or recommend, or propose to adopt, approve or recommend, any Company Acquisition Proposal or Stockholder Acquisition Proposal.

(e) Cessation of Ongoing Negotiations. Stockholder shall, and shall cause its Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal or a Stockholder Acquisition Proposal.

(f) Stockholder shall provide the Buyer with at least twenty four (24) hours prior notice (or such lesser prior notice as provided to the Stockholder Board or any special committee thereof) of any meeting of the Stockholder Board or any special committee thereof at which the Stockholder Board (or such special committee) is reasonably expected to consider a Company Acquisition Proposal or a Stockholder Acquisition Proposal.

(g) Definitions.

(i) “Company Acquisition Proposal” means (i) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving the Company or any material Subsidiary of it, (ii) any proposal for the issuance by the Company or any Subsidiary of it of over 15% of its equity securities, and (iii) any proposal or offer to exclusively license or acquire in any manner, directly or indirectly, over 15% of the equity securities or consolidated total assets of the Company or any of the equity securities of the Company held by Stockholder, in each case other than the transactions contemplated by the Merger Agreement.

(ii) “Stockholder Acquisition Proposal” means (i) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving Stockholder or any material Subsidiary of it, (ii) any proposal for the issuance by Stockholder or any Subsidiary of it of over 15% of its equity securities, and (iii) any proposal or offer to exclusively license or acquire in any manner, directly or indirectly, over 15% of the equity securities or consolidated total assets of Stockholder, in each case other than the transactions contemplated by the Merger Agreement; provided however that Stockholder Acquisition Proposal shall not include (x) any Company Acquisition Proposal, (y) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving Stockholder or any material Subsidiary of it, or any proposal or offer to exclusively license or acquire in any manner, directly or indirectly, over 15% of the equity securities or consolidated total assets of Stockholder, in each case that is conditioned upon the consummation of the Merger and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth in the Merger Agreement, or pursuant to which the acquiror would not, directly or indirectly, acquire the Shares or (z) the transactions contemplated by the Asset Purchase Agreement, dated as of October 22, 2003, between Stockholder and Unisys Corporation or any other sale of the Stockholder’s services business (for avoidance of doubt, which does not involve, directly or indirectly, the Company or the Shares).

(iii) “Stockholder Superior Proposal” means any unsolicited, bona fide written proposal made by a third party to acquire more than 51% of the equity securities or more than 51% of the assets of Stockholder, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets, (i) on terms which the Stockholder Board or any special committee thereof determines in its good faith judgment to be more favorable from a financial point of view to the holders of common stock of Stockholder than the transactions contemplated by the Merger Agreement (after consultation with its financial advisor), taking into account all the terms and conditions of such proposal and the Merger Agreement (including any proposal by the Buyer to amend the terms of the Merger Agreement), (ii) that in the good faith judgment of the Stockholder Board or any special committee thereof is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal and (iii) for which any required financing is committed (or, in the case of Section 7(a) only, with respect to which the Stockholder Board in good faith concludes, after consultation with its financial advisors, that any required financing is reasonably likely to be available).

8. Legending of Shares. If so requested by Buyer, Stockholder agrees that the Shares shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy.

9. Termination; Effectiveness.

(a) This Agreement shall terminate as of the Expiration Date. In addition, this Agreement may be terminated:

(i) by either the Buyer or Stockholder, if at the Stockholder Meeting (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the Stockholder Voting Proposal is taken, the Requisite Stockholder Approval shall not have been obtained (provided that the right to terminate this Agreement under this Section 9(a)(i) shall not be available to Stockholder if its failure to fulfill any material obligation under this Agreement has been a principal cause of or has principally resulted in the failure to obtain the Requisite Stockholder Approval); or

(ii) by Buyer, if: (a) a majority of the members of the Stockholder Board (or any special committee thereof) shall have failed to include the Stockholder Board Recommendation in the Proxy Statement or shall have withdrawn or modified the Stockholder Board Recommendation in any manner adverse to Buyer; (b) the Stockholder Board (or any special committee thereof) shall have approved or recommended to the stockholders of Stockholder a Stockholder Acquisition Proposal or a Company Acquisition Proposal; (c) a tender offer or exchange offer for 15% or more of the outstanding shares of Stockholder Common Stock shall have been commenced and the Stockholder Board (or any special committee thereof) recommends that the stockholders of Stockholder tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, fails to recommend against acceptance of such offer; (d) Stockholder shall have materially breached its obligations under Section 7 or Section 11; or (e) Stockholder shall have, in violation of this Agreement, willfully failed to hold the Stockholder Meeting and submit the Stockholder Voting Proposal to Stockholder’s stockholders by the date which is one business day prior to the Outside Date.

(b) Following termination of this Agreement pursuant to Section 9(a), this Agreement and the Proxy delivered in connection herewith shall be of no further force and effect; provided that Sections 12 and 13 hereof shall remain in full force and effect and survive any termination of this Agreement.

(c) This Agreement shall be effective as of the date first set forth above; provided, however, that notwithstanding anything to the contrary set forth herein, the provisions of Section 3 hereof shall become effective at such time as the Stockholder Voting Proposal shall have been approved and adopted in accordance with Massachusetts Law (as defined below) at the Stockholder Meeting at which a quorum is present (the “Requisite Stockholder Approval”).

10. Proxy Statement. As promptly as practicable after the execution of this Agreement Stockholder, in cooperation with Buyer, shall prepare and file with the SEC a proxy statement (the “Stockholder Proxy Statement”) to be sent to the stockholders of Stockholder in connection with the meeting of the Company’s stockholders (the “Stockholder Meeting”) to be called pursuant to Section 11 hereof for purposes of obtaining the approval by the stockholders of Stockholder required under Chapter 156B of the Massachusetts General Laws (“Massachusetts Law”) of the disposition by Stockholder of the Shares pursuant to the Merger (the “Stockholder Voting Proposal”). Stockholder shall endeavor to promptly respond to any comments of the SEC. Stockholder shall use its commercially reasonable efforts to cause the Stockholder Proxy Statement to be mailed to the stockholders of Stockholder at the earliest practicable time. Stockholder shall notify Buyer and the Company promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Stockholder Proxy Statement or for additional information and shall supply Buyer and the Company with copies of all correspondence between Stockholder or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Stockholder Proxy Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Stockholder Proxy Statement, Stockholder, the Company or Buyer, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Stockholder, such amendment or supplement. Stockholder will include in the Stockholder Proxy Statement the Stockholder Board Recommendation. Stockholder shall promptly make all necessary filings with respect to the Merger under the Securities Act of 1933, as amended, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder. Each of the Company and Buyer shall cooperate with the Stockholder in connection with the preparation of the Stockholder Proxy Statement and shall furnish all information relating to it and the Merger as the Stockholder may reasonably request for inclusion in the Stockholder Proxy Statement.

11. Stockholder Meeting.

(a) Stockholder, acting through the Board of Directors of Stockholder (the “Stockholder Board”) or any special committee thereof, shall take all actions in accordance with applicable law, its Articles of Organization and Bylaws and the rules of The Nasdaq Stock Market to promptly and duly call, give notice of, convene and hold as promptly as practicable, and in any event within 45 days after the mailing of the Stockholder Proxy Statement, the Stockholder Meeting for the purpose of considering and voting upon the Stockholder Voting Proposal. Subject to Section 7(b), the Stockholder Board or any special committee thereof shall recommend approval and adoption of the Stockholder Voting Proposal by the stockholders of Stockholder (the “Stockholder Board Recommendation”) and include such recommendation in the Stockholder Proxy Statement, and neither the Stockholder Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to the Buyer, the Stockholder Board Recommendation. Subject to Section 7(b), Stockholder shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Stockholder Voting Proposal and shall take all other action necessary or advisable to secure the vote or consent of the stockholders of Stockholder required by the rules of The Nasdaq Stock Market or by Massachusetts Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Stockholder, after consultation with Buyer, may adjourn or postpone the Stockholder Meeting to the extent necessary to ensure that any required supplement or amendment to the Stockholder Proxy Statement is provided to Stockholder’s stockholders or, if as of the time for which the Stockholder Meeting is originally scheduled (as set forth in the Stockholder Proxy Statement) there are insufficient shares of capital stock of Stockholder represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholder Meeting.

(b) Unless this Agreement has been terminated pursuant to Section 9 hereof, Stockholder shall (A)(i) call, (ii) give notice of, (iii) convene and (iv) hold the Stockholder Meeting in accordance with this Section 11 and (B) submit the Stockholder Voting Proposal to its stockholders for the purpose of acting upon such proposal whether or not (i) the Stockholder Board at any time subsequent to the date hereof determines, in the manner permitted by Section 7, that the Stockholder Voting Proposal is no longer advisable or recommends that the stockholders of Stockholder reject such proposal, or (ii) any actual, potential or purported Company Acquisition Proposal, Stockholder Acquisition Proposal or Stockholder Superior Proposal has been commenced, disclosed, announced or submitted to the Company or Stockholder. Stockholder shall ensure that all proxies solicited by the

Company in connection with the Stockholder Meeting are solicited, in compliance with Massachusetts Law, its Articles of Organization and Bylaws, the rules of the Nasdaq Stock Market and all other applicable legal requirements.

12. Fees and Expenses.

(a) Except as set forth in this Section 12, all fees and expenses incurred in connection with this Agreement, the Merger Agreement and the transactions contemplated thereby and hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

(b) Subject to the last sentence of this subsection (b), Stockholder shall reimburse the Buyer for up to $500,000 of expenses of the Buyer actually incurred relating to the transactions contemplated by this Agreement and the Merger Agreement prior to termination (including, but not limited to, fees and expenses of the Buyer’s counsels, accountants and financial advisors, including any topping fee and/or fairness opinion fee, if any) (“Reimbursable Expenses”), in the event of any of the following: (A) the Requisite Stockholder Approval shall not have been obtained at the Stockholder Meeting (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the Stockholder Voting Proposal is taken or (B) (i) a majority of the members of the Stockholder Board (or any special committee thereof) shall have failed to include the Stockholder Board Recommendation in the Proxy Statement or shall have withdrawn or modified the Stockholder Board Recommendation in any manner adverse to Buyer; (ii) the Stockholder Board (or any special committee thereof) shall have approved or recommended to the stockholders of Stockholder a Stockholder Acquisition Proposal or a Company Acquisition Proposal; (iii) a tender offer or exchange offer for 15% or more of the outstanding shares of Stockholder Common Stock shall have been commenced and the Stockholder Board (or any special committee thereof) recommends that the stockholders of Stockholder tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, fails to recommend against acceptance of such offer (unless, by its terms, the offer is conditioned on the closing of the Merger); (iv) Stockholder shall have materially breached its obligations under Section 7 or Section 11; or (v) Stockholder shall have, in violation of this Agreement, willfully failed to hold the Stockholder Meeting and submit the Stockholder Voting Proposal to Stockholder’s stockholders by the date which is one business day prior to the Outside Date. The expenses payable pursuant to this Section 12(b) shall be paid by wire transfer of same-day funds within one business day after demand therefor following the termination of this Agreement or the Merger Agreement (whichever is earlier). Notwithstanding the foregoing, in the event both the Majority Stockholder and the Company are required to pay expenses (hereunder in the case of the Majority Stockholder and under Section 8.3 (b) of the Merger Agreement in the case of the Company), (1) the Majority Stockholder shall only be required to reimburse Buyer for its Reimbursable Expenses in excess of $500,000, provided that in no event shall the Majority Stockholder be required to reimburse Buyer for any expenses for which Buyer was reimbursed by the Company or pay to Buyer an amount in excess of $500,000 in the aggregate; and (2) the terms set forth in clause (1) shall not apply if the Majority Stockholder is required to reimburse the Buyer pursuant to Section 12(b)(A) above and a third party shall not have previously made a Company Acquisition Proposal.

(c) Stockholder shall pay the Buyer a termination fee of $3 million in the event of any of the following: (A) the Requisite Stockholder Approval shall not have been obtained at the Stockholder Meeting (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the Stockholder Voting Proposal is taken if (x) a third party shall have made and publicly announced a Company Acquisition Proposal or a Stockholder Acquisition Proposal prior to the termination of this Agreement and (y) within 12 months following the termination of this Agreement a Company Acquisition Proposal or Stockholder Acquisition Proposal is consummated or the Company or Stockholder enters into a binding agreement or letter of intent providing for a Company Acquisition Proposal or Stockholder Acquisition Proposal, as applicable (and a Company Acquisition Proposal or a Stockholder Acquisition Proposal is subsequently consummated) (provided that for purposes of this clause (A), references to “15%” in the definition of “Company Acquisition Proposal” and “Stockholder Acquisition Proposal” shall be deemed to be references to “40%”) or (B) (i) a majority of the members of the Stockholder Board (or any special committee thereof) shall have failed to include the Stockholder Board Recommendation in the Proxy Statement or shall have withdrawn or modified the Stockholder Board Recommendation in any manner adverse to Buyer; (ii) the Stockholder Board (or any special committee thereof) shall have approved or recommended to the stockholders of Stockholder a Stockholder Acquisition Proposal or a Company Acquisition Proposal; (iii) a tender offer or exchange offer for 15% or more of the outstanding shares of Stockholder Common Stock shall have been commenced and the Stockholder Board (or any special committee thereof) recommends that the stockholders of Stockholder tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, fails to recommend against acceptance of such offer (unless, by its terms, the offer is conditioned on the closing of the Merger); (iv) Stockholder shall have materially and willfully breached its obligations under Section 7 or Section 11; or (v) Stockholder shall have, in violation of this Agreement, willfully failed to hold the Stockholder Meeting and submit the Stockholder Voting Proposal to Stockholder’s stockholders by the date which is one business day prior to the Outside Date. Any fee due under this Section 12(c) shall be paid by wire transfer of same-day funds (x) upon, and as a condition to the consummation of an Acquisition Proposal described in clause (A) above and (z) in the case of (B), within one business day after the date of any termination of this Agreement or the Merger Agreement (whichever is earlier) by the Buyer or the Company. Notwithstanding the foregoing, if the Company is required to pay Buyer a termination fee pursuant to Section 8.3(c) of the Merger Agreement, then the Majority Stockholder shall not be required to pay Buyer any fee pursuant to this Section 12(c).

13. Miscellaneous.

(a) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

(c) Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

(d) Specific Performance; Injunctive Relief. The parties hereto acknowledge that Buyer shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Buyer upon any such violation, Buyer shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Buyer at law or in equity.

(e) Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

If to Buyer:

InfoSpace, Inc.

601 108th Avenue NE

Suite 1200

Bellevue, Washington 98004

Attention: General Counsel

Facsimile: (415) 201-6167

with a copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

Attention: Jeffrey D. Saper, Esq.

Telecopy No.: (650) 493-6811

and:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

One Market

Spear Tower, Suite 3300

San Francisco, CA 94105

Attention: Steve L. Camahort, Esq.

Telecopy No.: (415) 947-2099

If to Stockholder:

ePresence, Inc.

120 Flanders Road

Westboro, MA 01581

Attention: Bill Ferry

Telecopy No.: (508) 836-3277

with a copy to:

Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attention: Mark G. Borden, Esq.

Telecopy No.: (617) 526-5000

If to the Company:

Switchboard Incorporated

120 Flanders Road

Westboro, MA 01581

Attention: Dean Polnerow

Telecopy No.: (508) 898-8222

with a copy to:

Weil, Gotshal & Manges LLP

100 Federal Street, 34th Floor

Boston, MA 02110

Attention: Steven M. Peck, Esq.

Telecopy No.: (617) 772-8333

(f) Governing Law; Exclusive Jurisdiction. Except to the extent that Massachusetts Law is mandatorily applicable to any provision hereof, this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction)

that would cause the application of the laws of any jurisdiction other than those of the State of Delaware. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the courts of the State and Delaware and the Federal courts of the United States located in the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

(g) Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

(h) Effect of Headings. The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

(i) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

(j) No Obligation to Exercise Options. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall obligate Stockholder to exercise any option, warrant or other right to acquire shares of Company Common Stock.

(k) No Transfer by the Company. The Company hereby covenants and agrees not to permit any Transfer of the Shares not expressly allowed by this Agreement to be effected and to take all action reasonably necessary to stop any such purported Transfer.

(l) Anti-Takeover Laws. Stockholder shall take, and shall cause the Company to take, all action necessary to exempt (or continue the exemption of) the Merger, the transactions contemplated by the Merger Agreement and the disposition of Stockholder’s Shares in the Merger from any state takeover law or similar law (including Section 203 of the Delaware General Corporation Law and Chapters 110D and 110F of the Massachusetts General Laws) now or hereafter in effect that might otherwise apply to the Merger, the transactions contemplated by the Merger Agreement or the disposition of Stockholder’s Shares in the Merger.

(m) Proxy Statement. Any information relating to the Company to be supplied by or on behalf of the Company for inclusion in the Stockholder Proxy Statement shall not, on the date the Stockholder Proxy Statement is first mailed to stockholders of the Stockholder, or at the time of the Stockholder Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Stockholder Meeting any fact or event relating to the Company or any of its Affiliates which is required to be set forth in a supplement to the Stockholder Proxy Statement should be discovered by the Company or should occur, the Company shall promptly inform the Stockholder of such fact or event.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

INFOSPACE, INC.			EPRESENCE, INC.

By:	/s/ James F. Voelker	By:	/s/ William P. Ferry

	Signature of Authorized Signatory		Signature of Authorized Signatory

Name: James F. Voelker			Name: William P. Ferry

Title: Chairman and Chief Executive Officer			Title: Chairman, President and Chief Executive Officer

SWITHCHBOARD INCORPORATED			Shares beneficially owned:

By:	/s/ Dean Polnerow		9,802,421 shares of Company Common Stock

Signature of Authorized Signatory

Name: Dean Polnerow			0 shares of Company Common Stock issuable upon exercise of outstanding options
Title: President and Chief Executive Officer

Annex A

IRREVOCABLE PROXY

The undersigned stockholder (the “Stockholder”) of Switchboard Incorporated, a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints the directors on the Board of Directors of InfoSpace, Inc., a Delaware corporation (“Buyer”), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Proxy until the Expiration Date (as defined below). Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date.

This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Majority Stockholder Voting Agreement of even date herewith by and among Buyer, the Company and the undersigned stockholder (the “Voting Agreement”), and is granted in consideration of Buyer entering into that certain Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), among Buyer, Big Book Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Buyer (“Transitory Subsidiary”), and the Company. The Merger Agreement provides for the merger of Transitory Subsidiary with and into the Company in accordance with its terms (the “Merger”). As used herein, the term “Termination Date” shall mean the termination of the Voting Agreement pursuant to Section 9(a) thereof.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Termination Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of stockholders of the Company and in every written consent in lieu of such meeting:

(a) in favor of adoption of the Merger Agreement, approval of the Merger and any action in furtherance thereof;

(b) against approval of any proposal made in opposition to, or in competition with, consummation of the Merger and the transactions contemplated by the Merger Agreement; and

(c) against any of the following actions to the extent prohibited by the terms of the Merger Agreement: (i) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company with any party, (ii) any sale, lease or transfer of any significant part of the assets of the Company, (iii) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company, (iv) any material change in the capitalization of the Company or the Company’s corporate structure, or (v) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided in clauses (a), (b) and (c) above. The undersigned stockholder may vote the Shares on all other matters.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

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This Proxy is irrevocable (to the fullest extent permitted by law). Notwithstanding anything to the contrary herein, this Proxy shall become effective only upon receipt of the Requisite Stockholder Approval (as defined in the Voting Agreement) obtained in accordance with Section 11 of the Voting Agreement. This Proxy shall terminate, and be of no further force and effect, automatically upon the Termination Date.

Dated: March 25, 2004

EPRESENCE, INC.

By:	/s/ William P. Ferry

Signature of Authorized Signatory

Name:	William P. Ferry

Title:	Chairman, President and Chief Executive Officer